Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Anavex Life Sciences Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(o)	(1)	(1)	$300,000,000	$153.10 per $1,000,000	$45,930 (2)

Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$300,000,000	-	$45,930(2)
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$45,930

(1)	Pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate aggregate initial offering price or number of shares of Common Stock is being registered as may be issued at indeterminate prices from time to time with an aggregate initial offering price not to exceed $300,000,000.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.